Exhibit 99.1

Dow’s Board of Directors plans to appoint CEO Jim Fitterling to serve as chairman; Jill Wyant has also been nominated to the Board

MIDLAND, Mich. – February 18, 2020 – Dow (NYSE: DOW) today announced that its Board of Directors plans to appoint Dow CEO Jim Fitterling to be chairman following the Company’s Annual Meeting of Stockholders on April 9, 2020.

“Jim has demonstrated exceptional leadership of Dow, successfully guiding the Company through its separation from DowDuPont Inc. and strengthening its competitive position among industry peers,” said Jeff Fettig, non-executive chairman of Dow’s Board of Directors. “The board is confident that this appointment will enable Jim to continue to accelerate the meaningful changes he has already initiated for Dow to achieve its ambition as a world-leading materials science company.”

Following the Annual Meeting, directors will select an independent lead director who has served for at least one year on the Board.

Dow also announced that Jill Wyant, executive vice president and president of global regions at Ecolab Inc., has been nominated to stand for election to Dow’s Board of Directors at the Company’s Annual Meeting. As a senior strategy and operating executive with 25 years of experience leading Fortune 500 businesses in the industrial and healthcare sectors, Ms. Wyant brings a strong track record of driving business growth and profitability through breakthrough innovation, manufacturing excellence and operational efficiency, as well as experience driving enterprise-wide digital transformations.

“We are certain that Jill’s fresh and relevant perspective from a parallel industry will enhance the diversity of experience and ideas within our Board,” said Fettig. “Her global business management, innovation, sustainability and consumer expertise is fully aligned with Dow’s ambition and growth strategy.”

Furthermore, Ruth G. Shaw, former group executive for public policy and president at Duke Nuclear, will continue to serve out her term until the Annual Meeting, at which time she will retire in accordance with the director tenure requirements of the Company’s Corporate Governance Guidelines. With 15 years of exemplary leadership on Dow’s Board, Ms. Shaw has contributed significantly to the oversight of Dow and served on a variety of committees, including, most recently, as chair of the Compensation and Leadership Development Committee. She also helped lead the Company through several transformational events, including the DowDuPont transaction.

Dow’s Board of Directors bring a variety of relevant skills and diverse experiences, which includes senior leadership, global business, capital allocation, financial acumen, technology expertise, operational experience, as well as marketing and academic research backgrounds. The board is comprised of a strong balance of new and experienced directors, with more than half joining in the past five years. Additionally, Dow’s board possesses gender and ethnic diversity – more than half of the independent directors are female or members of a U.S. ethnic minority group.

For a complete list of Dow’s board, committee assignments and other corporate governance information, visit our Corporate Governance website.

About Dow

Dow (NYSE: DOW) combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure and consumer care. Dow operates 109 manufacturing sites in 31 countries and employs approximately 36,500 people. Dow delivered sales of approximately $43 billion in 2019. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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For further information, please contact:

Rachelle Schikorra

+1 989-638-4090

ryschikorra@dow.com

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